Exhibit 10.1

THIS DEED OF WAIVER is made on May 21, 2026 between the following parties:

(1)	KINIKSA PHARMACEUTICALS INTERNATIONAL, PLC, a public limited company incorporated in England and Wales with registered number 15630565 and which has its registered office at 105 Piccadilly, Second Floor, London, England, W1J 7NJ (the “Company”); and

(2)	BAKER BROS. ADVISORS LP (the “Adviser”), the investment adviser to the shareholders (each, a “Shareholder” and, together, the “Shareholders”) set forth in Annex A to this deed.

BACKGROUND

(A)	The authorised share capital of the Company comprises, inter alia, A Ordinary Shares, A1 Ordinary Shares, B Ordinary Shares and B1 Ordinary Shares (each as defined in the Articles, and together, the “Shares”).

(B)	The Shareholders are, together, the registered holders of the Relevant Shares. Baker Brothers and 667, L.P. are affiliates.

(C)	Pursuant to Article 5.4 of the Articles, holders of certain classes of Equity Shares have the right to convert those shares into either A Ordinary Shares or B Ordinary Shares (the “Conversion Rights”).

(D)	The Adviser on behalf of the Shareholders has agreed to waive, irrevocably and unconditionally, any and all Conversion Rights the Shareholders may have in respect of the Relevant Shares on the terms set out in this deed.

IT IS AGREED as follows:

1.	Interpretation

1.1.	In this deed:

“A Ordinary Shares” means the Class A ordinary shares, nominal value $0.00273235 per share each in the share capital of the Company;

“A1 Ordinary Shares” means the Class A1 ordinary shares, nominal value $0.00273235 per share each in the share capital of the Company;

“Attribution Parties” means collectively, the following persons and entities: (i) any direct or indirect affiliates of a Shareholder, (ii) any person or entity acting or who could be deemed to be acting as a “group” pursuant to Section 13(d) of the Exchange Act together with the Shareholder, or any Attribution Parties thereof, and (iii) any other persons or entities whose beneficial ownership of the Company’s Ordinary Shares would or could be aggregated with the Shareholder’s and/or any other Attribution Parties for purposes of Section 13(d) or Section 16 of the Exchange Act;

“Articles” means the articles of association of the Company adopted by special resolution dated 27 July 2024 (as amended from time to time);

“B Ordinary Shares” means the Class B ordinary shares, nominal value $0.00273235 per share each in the share capital of the Company;

“B1 Ordinary Shares” means the Class B1 ordinary shares, nominal value $0.00273235 per share each in the share capital of the Company;

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general business in the City of London, United Kingdom;

“Conversion Rights” means any and all rights of the Shareholders to convert any of the Relevant Shares into A Ordinary Shares or B Ordinary Shares pursuant to Article 5.4 of the Articles (as such article may be amended, restated, supplemented or otherwise modified from time to time), including (without limitation) the rights set out in each of Article 5.4.2 and Article 5.4.5(b)(i) of the Articles and any analogous rights arising under any future amendment to the Articles;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Own” means, with respect to a Shareholder, together with its Attribution Parties, to beneficially own or would beneficially own, as determined in accordance with Section 13(d) of the Exchange Act, Shares, without regard to any notice periods required to exercise Conversion Rights; and

“Relevant Shares” means the Shares held by the Shareholders as at the date of this deed, as set out below, and any further shares of the same class(es) acquired by the Shareholders from time to time:

Shareholder	A1 Ordinary Shares	B1 Ordinary Shares
Baker Brothers Life Sciences, L.P.	11,638,314	14,658,102
667, L.P.	1,143,650	1,399,516
Total	12,781,964	16,057,618

1.2.	Headings are inserted for convenience only and shall not affect the construction of this deed.

1.3.	References to an “Article” are to an article of the Articles.

1.4.	Words and expressions defined in the Articles shall, unless the context otherwise requires, have the same meanings when used in this deed.

1.5.	References in this deed to Conversion Rights shall be construed so as to include any right to convert, reclassify, redesignate or exchange the Relevant Shares (or any of them) for or into shares of another class, howsoever arising, whether under the Articles as at the date of this deed or under any amendment, restatement, supplement or other modification of the Articles made after the date of this deed.

2.	Waiver

2.1.	The Adviser, on behalf of each Shareholder, irrevocably and unconditionally agrees:
(a)	with respect to the Conversion Rights attached to each Shareholder’s Relevant Shares, that the Adviser on behalf of each Shareholder waives any and all Conversion Rights each Shareholder may have under the Articles in respect of the Relevant Shares to the extent that, immediately prior to or following the exercise of such Conversion Rights (or portion thereof), such Shareholder, together with its Attribution Parties, would Own more than 49.9% of the Company’s outstanding voting rights from time to time; and
(b)	that it shall not take any action, or omit to take any action, the purpose or effect of which would be to circumvent the waiver set out in this clause 2.
2.2.	The Company further agrees that it shall not effect the exercise of any Conversion Rights the purpose or effect of which would be to circumvent the waiver set out in this clause 2, and that any such exercise of Conversion Rights that would have such purpose or effect shall be null and void and cancelled ab initio and treated as if the exercise of Conversion Rights had not been made.
2.3.	The Adviser on behalf of each Shareholder acknowledges and agrees that the waiver set out in clause 2.1 is given for the benefit of the Company and is irrevocable and unconditional.
2.4.	For the avoidance of doubt, the waiver set out in clause 2.1 shall not affect (i) any automatic conversion of the Relevant Shares that may occur pursuant to Article 5.4.5(a) of the Articles upon the occurrence of a transfer (other than a Permitted Transfer) of such shares.
2.5.	The Adviser on behalf of each Shareholder agrees that each Shareholder shall not transfer any Relevant Shares to an affiliate, as a Permitted Transfer, unless the transferee has first entered into a deed of adherence to this deed or a similar arrangement with substantially similar restrictions to such transferee’s Conversion Rights.
2.6.	Save as expressly set out in this deed, all other rights attaching to the Relevant Shares (including, without limitation, any voting rights, dividend rights and rights on a return of capital) shall continue in full force and effect.
2.7.	Each of the parties agrees to use all reasonable endeavours to perform (or use all reasonable endeavours to procure the performance of) all further acts and things, and execute and deliver (or use all reasonable endeavours to procure the execution and delivery of) such further documents, as the other may reasonably require to implement and/or give effect to this deed and the waiver contemplated by this deed.
3.	Notices
3.1.	All notices and other communications under this deed shall be in writing and shall be deemed given: (i) if delivered personally, when delivered; (ii) if sent by electronic transmission (other than electronic mail), when receipt is acknowledged (or, if acknowledged after normal business hours, on the next Business Day); (iii) if delivered by express delivery service, when signed for; or (iv) if mailed by registered or certified mail (return receipt requested), three (3) Business Days after mailing, to the addresses set out below (or such other address as a party may specify by like notice):

Notices to the Company:

Kiniksa Pharmaceuticals International, plc

105 Piccadilly, Second Floor

London, W1J7NJ

England, United Kingdom

With copy to:

Kiniksa Pharmaceuticals Corp.

100 Hayden Ave.

Lexington, MA 02421

United States

Attention:  Chief Legal Officer

Notices to the Adviser on behalf of the Shareholders:

As set forth in Annex A.

4.	General
4.1.	Subject to clause 4.2, this deed may not be amended except by an instrument in writing signed by each of the parties hereto. No provision of this deed may be waived except in writing executed by the party against which such waiver is sought to be enforced.
4.2.	The parties agree that no provision of this deed shall be amended, varied or waived, nor shall this deed be terminated, without the prior consent of the holders of legal title to the Shares that comprise at least 75% of the total number of Shares that are in issue from time to time; provided, however that no such consent shall be necessary to (a) add additional Shareholders as parties to this deed or (b) amend this deed in a way that introduces additional restrictions to the Shareholders’ Conversion Rights (including decreasing the percentage of the Company’s outstanding voting rights referenced in Section 2.1(a)).
4.3.	If any provision of this deed is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under the law of any jurisdiction, that provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this deed, but without invalidating the remaining provisions. Any provision held invalid or unenforceable only in part shall remain in full force and effect to the extent not so held.
4.4.	This deed and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
5.	Third Party Rights
5.1.	The parties agree and acknowledge that each holder of legal title to Shares (as defined in the Articles) of the Company, from time to time, are third-party beneficiaries to this deed and are entitled to the rights and benefits hereunder and shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce the terms of this deed (as amended from time to time) directly against the parties, as if each such person were a party hereto.
6.	Governing Law and Jurisdiction
6.1.	This deed and all matters arising from it (including all non-contractual obligations) are governed by English law.
6.2.	The parties agree that:
(a)	the courts of England and Wales have exclusive jurisdiction to hear and decide any dispute arising out of or in connection with this deed (including a dispute relating to the existence, validity or termination of this deed or any non-contractual obligations arising out of or in connection with this deed) (a “Dispute”); and
(b)	the courts of England and Wales are the most appropriate and convenient courts to settle Disputes and, accordingly, will not argue to the contrary and for these purposes submit irrevocably to the exclusive jurisdiction of the courts in England and Wales.
7.	Counterparts
7.1.	This deed may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Counterpart signature pages to this deed may be delivered by electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page shall constitute an original for all purposes.

(Signature pages follow)

IN WITNESS of which this document has been executed and delivered as a deed on the date which first appears on page 1 above.

EXECUTED and DELIVERED as a deed by Sanj K. Patel, an authorised signatory, on behalf of KINIKSA PHARMACEUTICALS INTERNATIONAL, PLC in the presence of:	) ) /s/ Sanj K. Patel )
Signature of Witness: Name of Witness: Douglas J. Barry Address of Witness: 100 Hayden Avenue, Lexington, MA 02421 Occupation of Witness: Attorney	/s/ Douglas J. Barry

(Signature Page to Deed of Waiver)

EXECUTED and DELIVERED as a deed by Scott Lessing on behalf of Baker Bros. Advisors LP in the presence of:	) ) /s/ Scott Lessing )
Signature of Witness: Name of Witness: Paul A. Friedman Address of Witness: 860 Washington St, 3d Floor, New York, NY 10014 Occupation of Witness: Attorney	/s/ Paul A. Friedman

(Signature Page to Deed of Waiver)

Annex A

The Adviser is the Party to this Deed of Waiver on behalf of the following Shareholders

1.	Baker Brothers Life Sciences, L.P., a Delaware limited partnership with its office at c/o Baker Bros. Advisors LP, 860 Washington Street, 3rd Floor, New York, NY 10014. Notices shall be delivered to the attention of Scott Lessing at the address listed above.

2.	667, L.P., a Delaware limited partnership with its office at c/o Baker Bros. Advisors LP, 860 Washington Street, 3rd Floor, New York, NY 10014. Notices shall be delivered to the attention of Scott Lessing at the address listed above.